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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BED BATH & BEYOND INC.

               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)


It is hereby certified that:

       1. The name of the corporation (hereinafter called the "Corporation") is BED BATH & BEYOND INC.

       2. The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on October 5, 1971. It was filed under the original name of B&B TEXTILE CORPORATION.

       3. The certificate of incorporation of the Corporation is hereby amended by striking out Article SEVENTH thereof and by substituting in lieu of said Article the following new Article SEVENTH:

       "SEVENTH: (a) The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the specific provisions of the By-laws of the corporation.

       (b) The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The classes shall be designated as Class A, Class B and Class C. The term of office of the initial Class A directors shall expire at the 1998 annual meeting of shareholders; that of the initial Class B directors at the 1999 annual meeting of shareholders; and that of the initial Class C directors at the 2000 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third


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succeeding annual meeting of shareholders after their election. Each director shall be elected by a plurality of votes cast at the annual meeting of shareholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified. Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. Any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, may be filled only by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon or by the Board of Directors of the corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum). A director elected to fill a vacancy shall hold office during the term to which his or her predecessor had been elected and until his or her successor shall have been elected and shall qualify, or until his or her earlier death, resignation or removal.

         (c) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, any amendment or modification of this Paragraph SEVENTH, or any amendment or modification of this Certificate of Incorporation that has the effect of amending or modifying this Paragraph SEVENTH, shall require the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors ("Voting Stock"), voting together as a single class.

         (d) The provisions of the By-laws of the corporation relating to the Board of Directors and meetings of shareholders may be amended or modified only by (i) the affirmative vote of the holders of at least 80% of voting power of all the then-outstanding shares of Voting Stock, voting together as a single class, or (ii) the affirmative vote of a majority of the total number of directors then in office."


         3. The amendment of the certificate of incorporation herein certified was authorized first by vote of the Board of Directors of the corporation and then by the vote of the majority of all outstanding shares entitled to vote thereon.


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         IN WITNESS WHEREOF, we have subscribed this document on June 26, 1997, and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


                                    /s/ Leonard Feinstein
                                    -------------------------------------------
                                    Leonard Feinstein,
                                    President




                                    /s/ Warren Eisenberg
                                    -------------------------------------------
                                    Warren Eisenberg,
                                    Secretary



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